EXHIBIT 99.1

United-Guardian Announces Increase in Mid-Year Dividend

HAUPPAUGE, N.Y., May 16, 2014 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced today that the company's Board of Directors, at its meeting on May 14, 2014, declared a cash dividend of $0.48 per share, which will be paid on June 13, 2014 to all stockholders of record as of the close of business on May 30, 2014. This is the 19th consecutive year that the company has paid a dividend.

Ken Globus, President of United-Guardian, stated, "As a result of our strong first quarter sales and earnings we are pleased to announce that we are increasing our mid-year dividend to $0.48 from the $0.47 we paid last year. Even though our net income was less than last year's first quarter, it was still a very strong quarter for us, with sales exceeding the first quarter of last year. As a result, the Board of Directors concluded that the payment of this dividend was reasonable and appropriate, and would not adversely impact our ability to fund any capital requirements we might have for the rest of the year. With two additions to our new Lubrajel™ Natural line expected to begin sampling this year, we are optimistic that this will be another strong year for us, and we are pleased that we are once again in a position to share our continued success with our stockholders."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900